EXHIBIT 99.1

NiMin Energy Corp. Announces Second Quarter 2012 Results

For Immediate Release

Carpinteria, CA – August 9, 2012 – NiMin Energy Corp. (TSX:NNN) (OTCBB and OTCQX:NEYYF) (the “Company” or “NiMin”) today announced the financial results prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for the quarter ended June 30, 2012. Copies of the Company’s quarterly reports may be obtained via the Company’s website at www.niminenergy.com and via SEDAR at www.sedar.com. Additionally, we also filed reports with the United States Securities and Exchange Commission (“SEC”) available at www.sec.gov. All references to dollar values refer to U.S. dollars unless otherwise stated.

As previously announced, the Company completed the sale of its Wyoming oil and gas assets and its California oil and gas assets in the second quarter. In addition, the Company has continued the process towards the orderly winding up and dissolution of the Company (the “Winding Up”) and the orderly dissolution and liquidation of its wholly owned subsidiary, Legacy Energy, Inc.

As a result of the shareholders’ approval of the Winding Up of the Company, the liquidation basis of accounting was adopted effective June 30, 2012. This basis of accounting is considered appropriate when, among other things, liquidation of a company is imminent and the net realizable values of assets are reasonably determinable. Under this basis of accounting, assets are valued at their net realizable values and liabilities are stated at their estimated settlement amounts. Further, all costs of liquidation are accrued as of June 30, 2012. The numbers reflected in the balance sheet and the estimated net assets in liquidation per outstanding share of $1.12 are based upon financial information as of June 30, 2012 and do not necessarily reflect the final dollars that may be available to the Company for distribution to shareholders. Therefore, there is no assurance that the actual amount to be distributed to shareholders will be the estimated $1.12 net assets in liquidation per issued and outstanding common share.

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General & administrative expenses during the current quarter were $3.9 million up from $1.6 million in the same quarter of 2011 due to additional legal and accounting costs pursuant to the Winding Up process;

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$7.5 million in liquidation related expenses, which includes an accrual for all expenses, incurred or anticipated, associated with the sale of all or substantially all of the assets and the Winding Up;

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Interest expense in the second quarter of 2012 was $5.1 million reflecting cash interest, the payment of a prepayment penalty and a write off of all unamortized debt issuance costs in connection with the full payoff of debt;

•	NiMin recorded estimated income tax expense of $2.4 million, related to the gain on sale of its oil and gas assets, in the second quarter of 2012 as compared to nil in the same quarter of 2011.

Further information regarding the Winding Up and the amount and timing of distributions to shareholders will be provided when available. The Winding Up and the dissolution and liquidation of Legacy contemplates the orderly disposition of the assets, the orderly discharge of all outstanding liabilities, including all outstanding debt, and after establishment of appropriate reserves, the distribution of cash to shareholders of the Company in instalments. The Winding Up and the dissolution and liquidation of Legacy continue to be assessed and the exact amount and the timing of any initial and subsequent distributions to shareholders of the Company can only be determined upon the completion of the orderly disposition of assets and orderly discharge of all liabilities. Once management of the Company and Legacy have completed those required steps, current estimates will be revised to reflect actual numbers.

CONTACTS:

Investors:

Jonathan Wimbish, CFA

NiMin Energy Corp.

Chief Financial Officer

+1 (805) 566-2900

jwimbish@niminenergy.com

About NiMin Energy

NiMin is an Alberta incorporated company that has initiated the voluntary Winding Up of the Company, which was approved by the shareholders on June 26, 2012. Further information regarding the voluntary Winding Up of the Company will be made when available.

Cautionary Statements

This news release may include certain statements and information that may be deemed to be “forward -looking statements” within the meaning of applicable securities laws, which may include, but which are not limited to, statements with respect to the objectives, financial conditions, results of operations and business of the Company. The use of any of the words “expect” , “anticipate”, “ continue”, “should”, “will” “believe” “plan” “intend” “ongoing” “estimate” “may” “project” or similar expressions are intended to identify forward-looking statements. These statements may also be in respect of operating costs, general and administrative expenses, applicable and future tax liabilities, contractual obligations, the proposed distributions to shareholders, the dissolution and liquidation of both Legacy and the Company, future plans, objectives and results. Forward-looking statements involve numerous risks and uncertainties. Estimates and forward-looking statements are based on assumptions of future events and actual results may vary from these estimates. The actual results could differ materially from those anticipated in these forward-looking statements as a result of the following risk factors and as set forth elsewhere in this news release: (i) timing and risks associated with the disposition of the remaining final assets and finalization and payment of remaining liabilities; (ii) timing and risks associated with the finalization of outstanding statement of adjustments for the sale of the assets completed in June 2012; (iii) timing and risks associated with the final steps in dissolution and wind up of Legacy and NiMin; (iv) timing and risks associated with the initial and other distributions of cash to the shareholders of NiMin; (v) other factors discussed under the heading “risks and uncertainties” and (vi) the factors discussed under “risk factors” in our Annual Report. These factors should not be construed as exhaustive. The forward-looking statements contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements contained herein or in any other documents filed with Canadian or U.S. securities authorities whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. Readers are cautioned that expectations, estimates, projections and assumptions used in the preparation of such forward-looking statements, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. The forward -looking statements are expressly qualified by this cautionary statement.